Filed Pursuant to Rule 433

Registration No. 333-157406

December 5, 2011

TERM SHEET

$1,000,000,000 4.15% Notes due 2021

Issuer:	Noble Energy, Inc.

Securities Offered:	4.15% Notes due 2021

Format:	SEC Registered

Principal Amount:	$1,000,000,000

Maturity Date:	December 15, 2021

Coupon:	4.15%

Price to Public:	99.934% of principal amount

Yield to Maturity:	4.158%

Benchmark Treasury:	2% due November 15, 2021

Benchmark Treasury Yield:	2.058%

Spread to Benchmark Treasury:	T+210 basis points

Interest Payment Dates:	June 15 and December 15, beginning June 15, 2012

Optional Redemption:	At any time prior to September 15, 2021, Make Whole call as set forth in the preliminary prospectus supplement (Treasury rate plus 35 basis points). At any time on or after September 15, 2021, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the Preliminary Prospectus Supplement.

Trade Date:	December 5, 2011

Settlement Date:	T+3; December 8, 2011

Anticipated Ratings:*	Moody’s: Baa2 (stable outlook)

S&P: BBB (stable outlook)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

CUSIP:	655044AF2

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc.

BMO Capital Markets Corp.

Deutsche Bank Securities Inc.

DnB Markets, Inc.

Lloyds Securities Inc.

HSBC Securities (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Capital Markets Limited

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Citigroup Global Markets Inc. toll free at 1-877-858-5407.

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